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                                  EXHIBIT 99.1


FOR FURTHER INFORMATION, CONTACT:

LINDSAY MANUFACTURING:                           HALLIBURTON INVESTOR RELATIONS:
Bruce C. Karsk             David Downing         Jeff Elliott or Geralyn DeBusk
EVP, Treasurer and         VP and CFO            972-458-8000
Secretary                  402-827-6235
402-829-6803


                    LINDSAY MANUFACTURING DECLARES DIVIDEND;
              ANNUAL INDICATED RATE INCREASED 9% TO $0.24 PER SHARE

OMAHA, NEB., JULY 12, 2005--LINDSAY MANUFACTURING CO. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, announced today that its Board of Directors has declared a 9 percent increase in its regular quarterly cash dividend to $0.06 per share, payable August 31, 2005, to shareholders of record on August 15, 2005. The regular quarterly cash dividend was previously $0.055 per share. The new annual indicated rate is $0.24 per share, up from an annual indicated rate of $0.22 per share.

Rick Parod, Lindsay's president and chief executive officer, stated, "Lindsay continues to have strong free cash flow, financial flexibility, and a healthy long-term outlook, which form the cornerstone of our strategy to use these resources to deliver growth and value to shareholders through multiple avenues. We will continue to use a balanced approach that includes organic growth opportunities, accretive strategic acquisitions, share repurchases and dividend payments."

ABOUT THE COMPANY
Lindsay manufactures and markets Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. At May 31, 2005, Lindsay had approximately 11.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

FOR MORE INFORMATION REGARDING LINDSAY MANUFACTURING CO., SEE LINDSAY'S WEB SITE AT www.lindsaymanufacturing.com